Exhibit 4.2

SATISFACTION AND DISCHARGE OF INDENTURE

This Satisfaction and Discharge of Indenture dated as of February 25, 2015 (this “Satisfaction of Indenture”), is entered into by and between Dean Foods Company, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”).

Reference is made to the Indenture dated as of May 15, 2006 (the “Base Indenture”), as supplemented by Supplemental Indenture No. 1 dated as of May 17, 2006 (“Supplemental Indenture No. 1”), Supplemental Indenture No. 2 dated as of July 31, 2007, Supplemental Indenture No. 3 dated as of March 11, 2009, Supplemental Indenture No. 4 dated as of June 12, 2009, Supplemental Indenture No. 5 dated as of December 7, 2009, Supplemental Indenture No. 6 dated as of December 16, 2010, Supplemental Indenture No. 7 dated as of April 27, 2012, and Supplemental Indenture No. 8 dated as of February 20, 2015 (collectively, the “Indenture”), among the Company, each of the guarantors party thereto (collectively, the “Guarantors”) and the Trustee, governing the Company’s 7.000% Senior Notes due 2016 (the “Notes”). Unless otherwise specified, capitalized terms used herein have the meaning assigned to them in the Indenture.

RECITALS

WHEREAS, pursuant to Articles 8 and 11 of the Base Indenture, Section 1.06 of Supplemental Indenture No. 1 and Sections 3 and 9 of the Notes, the Company (i) elected to redeem (the “Redemption”) all of the outstanding Notes in full on March 27, 2015 (the “Redemption Date”), (ii) authorized and directed the Trustee to send an irrevocable notice of such Redemption to the Holders of all outstanding Notes under the Indenture, (iii) irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders of the outstanding Notes, cash in U.S. dollars in an amount as is sufficient to pay principal and interest on such Notes to the Stated Maturity of the Notes and all other sums payable by the Company thereunder, and (iii) delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes on the Redemption Date;

WHEREAS, in compliance with Article 11, and Sections 8.01(a)(ii), 14.03 and 14.04 of the Base Indenture, the Company delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the redemption in full of the Notes and the satisfaction and discharge of the Notes and the Indenture have been complied with;

WHEREAS, the Company requested that the Trustee execute proper instruments acknowledging satisfaction and discharge of the Notes and the Indenture, including, without limitation, this Satisfaction of Indenture.

NOW THEREFORE, THIS SATISFACTION AND DISCHARGE WITNESSETH:

1.	The Indenture is discharged and ceases to be of further effect; provided, however, that notwithstanding the satisfaction and discharge of the Indenture, this Satisfaction of Indenture shall not be deemed to discharge those provisions of the Base Indenture that, by their terms, expressly survive the satisfaction and discharge of the Indenture.

2.	All liens on any property of the Company or any Guarantor, and all related rights in respect thereof, securing obligations under the Indenture, the Notes or the Subsidiary Guarantees, including the liens granted pursuant to Section 7.08 of the Base Indenture, are hereby released, discharged and terminated.

3.	Except as expressly set forth in Section 1 of this Satisfaction of Indenture, all obligations of the Company and the Guarantors under the Indenture and the Subsidiary Guarantees, including in respect of the Notes, are deemed fully satisfied, discharged, terminated, released and null and void.

4.	The Trustee agrees to take all actions and to execute all documents provided to it which the Company reasonably deems necessary or appropriate to give effect to the foregoing.

This Satisfaction of Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Satisfaction of Indenture as of the date first written above.

DEAN FOODS COMPANY

By:	/s/ Chris Bellairs
Name:	Chris Bellairs
Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS TRUSTEE

By:	/s/ Jonathan Glover
Name:	Jonathan Glover
Title:	Vice President

SIGNATURE PAGE TO SATISFACTION AND DISCHARGE OF INDENTURE